Exhibit 99.1

Annovis Provides Corporate Updates and Reports First Quarter 2025 Financial Results

Malvern, Pa., May 13, 2025 – Annovis Bio Inc. (NYSE: ANVS) ("Annovis" or the “Company”), a late-stage clinical drug platform company pioneering transformative therapies for neurodegenerative diseases such as Alzheimer's disease (AD) and Parkinson's disease (PD), today provided corporate updates and first quarter 2025 financial results.

The first quarter was largely dedicated to the initiation of a pivotal Phase 3 clinical trial in early AD, with the first participants entering the study on February 5, 2025. The trial is currently in the process of activating clinical sites across the U.S. and enrolling patients with the goal of treating an estimated 760 participants with either buntanetap or placebo. This dual 6/18-month pivotal Phase 3 study will evaluate the symptomatic benefits of buntanetap during the first 6 months and its potential disease-modifying effects over the subsequent 12 months. In addition, the first quarter was marked by active conference participation from Annovis senior management.

“We are advancing as planned with our pivotal Phase 3 Alzheimer’s study, making steady progress every day,” said Melissa Gaines, SVP, Clinical Operations. “Our team is grateful to all collaborators for helping make this process efficient and to our community for their ongoing support. We look forward to providing continued updates on the current trial and other initiatives we have planned for this year.”

“In these times of great uncertainty, we are choosing resilience and discipline, putting one foot in front of the other as we stay focused on advancing the Phase 3 AD study,” added Maria Maccecchini, Ph.D., Founder and CEO of Annovis. “Our mission remains clear: to deliver a potentially life-changing treatment to patients as soon as possible.”

Business highlights

•	In January, Annovis was granted a U.S. patent covering methods for the treatment and prevention of acute brain and nerve injuries using buntanetap.

•	In February, Annovis participated in Oppenheimer’s 35th Annual Healthcare Life Sciences Conference, which brought together leading innovators and investors in the healthcare sector.

•	In February and March, Annovis’ management team participated in several key scientific conferences focused on neurodegenerative diseases. At AD/PDTM 2025 in Vienna, Annovis gave two presentations, showcasing findings from its Phase 3 PD trial and data on buntanetap in ApoE4 carriers from its Phase 2/3 AD study. The Company also participated in a forum on the development of alpha-synuclein treatments. Additionally, at Alzheimer’s Partnering Summit and at the 13th Annual Alzheimer’s & Parkinson’s Drug Development Summit, Dr. Maccecchini presented and contributed to discussions on clinical advancements in AD and PD and on approaches to targeting alpha-synuclein.

Financial results

•	Annovis’ cash and cash equivalents totaled $22.2 million as of March 31, 2025, compared to $10.6 million as of March 31, 2024. The Company had 19.5 million shares of common stock outstanding as of March 31, 2025.

•	Research and development expenses for the three months ended March 31, 2025, were $5.0 million compared to $6.5 million for the three months ended March 31, 2024.

•	General and administrative expenses for the three months ended March 31, 2025, were $1.3 million compared to $1.3 million for the three months ended March 31, 2024.

•	Annovis reported a $0.32 basic and $0.32 diluted net loss per common share for the three months ended March 31, 2025, compared to a $0.10 basic and $0.72 diluted net loss per common share for the three months ended March 31, 2024.

About Annovis

Headquartered in Malvern, Pennsylvania, Annovis is dedicated to addressing neurodegeneration in diseases such as AD and PD. The Company is committed to developing innovative therapies that improve patient outcomes and quality of life. For more information, visit www.annovisbio.com and follow us on LinkedIn, YouTube, and X.

Investor Alerts

Interested investors and shareholders are encouraged to sign up for press releases and industry updates by registering for email alerts at https://www.annovisbio.com/email-alerts.

Forward-Looking Statements

This press release contains forward-looking statements under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Actual results may differ due to various risks and uncertainties, including those outlined in the Company’s SEC filings under “Risk Factors” in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements except as required by law.

Contact Information:

Annovis Bio Inc.

101 Lindenwood Drive

Suite 225

Malvern, PA 19355

www.annovisbio.com

Investor Contact:

Alexander Morin, Ph.D.

Director, Strategic Communications

Annovis Bio

ir@annovisbio.com

(Tables to follow)

ANNOVIS BIO, INC.

Balance Sheets

(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$22,236,175	$10,551,916
Prepaid expenses and other current assets	4,501,078	3,373,717
Total assets	$26,737,253	$13,925,633
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,370,189	$2,305,974
Accrued expenses	1,134,177	1,575,013
Total current liabilities	2,504,366	3,880,987
Non-current liabilities:
Warrant liability	179,000	737,000
Total liabilities	2,683,366	4,617,987
Commitments and contingencies (Note 6)
Stockholders’ equity (deficit):
Preferred stock - $0.0001 par value, 2,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock - $0.0001 par value, 70,000,000 shares authorized, 19,486,231 and 14,141,521 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	1,948	1,414
Additional paid-in capital	164,438,470	144,155,694
Accumulated deficit	(140,386,531)	(134,849,462)
Total stockholders’ equity	24,053,887	9,307,646
Total liabilities and stockholders’ equity	$26,737,253	$13,925,633

ANNOVIS BIO, INC.

Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Operating expenses:
Research and development	$5,011,517	$6,514,920
General and administrative	1,271,164	1,294,887
Total operating expenses	6,282,681	7,809,807
Operating loss	(6,282,681)	(7,809,807)
Other income:
Interest income	187,612	44,168
Change in fair value of warrants (Note 7)	558,000	6,698,692
Total other income, net	745,612	6,742,860
Net loss	$(5,537,069)	$(1,066,947)
Net loss per share (Note 9)
Basic	$(0.32)	$(0.10)
Diluted	$(0.32)	$(0.72)
Weighted-average number of common shares used in computing net loss per share
Basic	17,431,234	10,625,065
Diluted	17,431,234	10,824,771